Exhibit 10.5

5th February 2024

VIA EMAIL

Bill Morrelli

[*]

Re: Employment Letter Agreement

Dear Bill,

Further to our discussions regarding your continued employment with Informa Tech LLC (“Informa” or the “Company”), we are we are pleased to provide this letter setting forth the new terms and conditions of your employment, which will become effective on February 1, 2024.

1.
Position: Your new title will be President Research & Advisory of Omdia. This position is exempt and is based at home, although you agree to travel as reasonably required for your role, in support of Informa’s business needs.

2.
Reporting; Duties: You will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will report directly to Gary Nugent, CEO, or such other person as Informa may assign to you from time to time. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of Informa’s interests during your employment.

3.
Base Compensation: You will be paid a salary payable at the rate of $290,000 per year or payable bi-weekly in accordance with the standard payroll practices of Informa.

4.
Variable Pay: You will be eligible for an annual bonus of up to 35% of your base compensation then in effect based on the Company’s performance during the previous calendar year, which amount shall be determined in the Company’s sole discretion. Details of any variable pay schemes will be provided to you under separate cover. Variable pay elements, including bonus and commission, are not guaranteed and as such any plans relating to variable pay may be amended, replaced or withdrawn at any time at Informa’s sole discretion. Furthermore, any variable pay elements made in one year do not give rise to any expectation or obligation in respect of any future years.

5.
LTIP: You will be eligible to participate in the Company’s 2024 Long Term Incentive Plan (“LTIP), which is subject to the discretion and approval of the Remuneration/Compensation Committee. Under the 2024 LTIP, you will be awarded 50% of your annual salary in share options. Details of the share scheme will be provided to you under separate cover. Further, participation in the 2024 LTIP does not give rise to any expectation or obligation in respect of any future years.

6.
Tax and Other Withholding(s): The amounts of compensation described in this letter are before taxation or other withholdings required or permitted by law. The Company reserves the right to withhold all applicable federal, state and local income, Social Security and other employment taxes, along with any other amounts of required withholding, from all amounts of compensation and other remuneration payable to you, whether as direct compensation or pursuant to any of the compensation or benefit plans in which you may participate.

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7.
Benefits: You will be eligible to participate in benefit plans and programs in effect from time to time, including health, dental, life insurance, 401k, and other fringe benefits as are made available to other similarly situated employees of Informa, in accordance with and subject to the eligibility and other provisions of such plans and programs. Your eligibility for medical benefits begins on the first of the month following your Start Date. You are eligible for 401(k) and will be automatically enrolled at a 3% deferral after a 35-day waiting period from the date Fidelity receives notification of your employment. Alternatively, if you prefer a different deferral amount or to enroll sooner, you may do so. If you do not wish to enroll, you must actively opt-out. Details of eligibility rules and our company co-contribution will be provided to you after your Start Date.

8.
Time Off: Per Informa’s time off policy you are eligible for 25 vacation days per year, which accrue on the first of the month following your Start Date. In addition, you will receive 9 company recognized holidays, and a “birthday” holiday. Please note that the birthday holiday is subject to specific requirements in certain jurisdictions. Please refer to the Company’s paid time off policy, which sets forth those specific requirements. As your start date is before June 30th, you will also receive 2 floating holidays. Additionally, you will receive 4 volunteer days annually. Carryover, if any, and pay out of vacation upon termination, if any, will be governed by the Company’s paid time off policy in effect at the time of carryover and/or termination. The Company’s paid time off policy is subject to change at the Company’s discretion. Eligible colleagues will accrue sick time in accordance with Informa’s Sick Time Policy.

9.
At-Will Employment: Your employment will be at-will, meaning that you or Informa may terminate the employment relationship at any time, with or without cause, and with or without notice, subject only to the notice provisions in this Offer Letter. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an officer or other authorized employee of Informa.

10.
Notice Period: Notwithstanding the foregoing, Informa will provide you with at least 6 months advance notice if it chooses to terminate your employment for reasons other than “Cause” (as defined below). Similarly, you agree to provide Informa with at least 6 months advance notice (the “Notice Period”) if you choose to terminate your employment with Informa for any reason other than for Good Reason. At its option, after receiving notice from you of your intention to resign, Informa may relieve you of duties for all or a part of the Notice Period and not require you to report to work on a regular basis, provided that (i) Informa continues your participation in its group insured benefits program during the Notice Period (subject to the terms of applicable plans and policies and conditional on the approval of Informa’s insurer); and (ii) Informa continues your regular base salary during the Notice Period. For the purposes of determining entitlement to bonus payments, the date of termination will be deemed to be the last day of the Notice Period.

“Cause” means: (a) your commission of an act of gross negligence, wilful misconduct, fraud, embezzlement, material dishonesty or theft with respect to the Company or any of its affiliates; (b) your arrest and/or conviction for a felony or any crime involving moral turpitude, fraud, dishonesty or any other crime which makes you unable to perform your job duties and/or adversely affects the Company’s or its affiliates’ reputations, operations or financial performance; (c) your material breach of any agreement with the Company or any of its affiliates, including this Agreement and the Confidentiality and Restrictive Covenant Agreement; (d) your failure to follow or implement the reasonable instructions or policies of the Company, continuing after written warning and after the expiration of thirty (30) days for your compliance; (e) your material breach of your duties and obligations, following written warning and after the expiration of thirty (30) days to permit you to remedy the breach; (f) your refusal to perform the lawful directives of the Company or its affiliates, following written warning and after the expiration of thirty (30) days to permit you to remedy the breach; (g) your use of illegal drugs or any illegal substance, violation of the Company’s Drug and Alcohol Policy or abuse of alcohol that, in the Company’s judgment, interferes with your performance of any of your job duties; (h) your violation of the Company’s No Harassment Policy as determined by the Company; (i) the issuance of a final

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consent decree, cease and desist or similar order against you by a regulatory agency relating to violations or alleged violations of any law or regulation governing the conduct of the business of the Company; and (j) any other act or omission by you that materially impairs the Company’s financial condition or reputation, as determined by the Company.

“Good Reason” means any of the following, without your prior written consent: (a) a more than twenty-five percent (25%) reduction in your Base Salary (other than a reduction that is imposed proportionally on other similarly situated employees); (b) a material change in the geographic location at which you must perform the services that increases your commute by more than 50 miles; (c) any action or inaction that constitutes a material breach by the Company of any material provision of this Agreement. However, none of the foregoing events or conditions will constitute Good Reason unless you provide the Company with written objection to the event or condition within 30 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection (the “Cure Period”), and you resign your employment within 30 days following the expiration of that Cure Period.

11.
Guidelines for Employment: If you accept this offer and become an employee of the Company, you will be subject to our employment policies and Company’s Code of Conduct. In addition, the Company reserves the right to modify the compensation or benefits arrangements described in this letter or otherwise maintained by the Company, and also reserves the right to modify your position or duties to meet business needs and to use its discretion in deciding on appropriate discipline. Upon hire, you will be required to read and sign an acknowledgement of receipt of the Employee Handbook and any applicable state supplement.
12.
Contingent Offer: This offer is contingent upon all steps outlined in this paragraph. This offer will be withdrawn (whether or not you have already signed the offer letter) if any of the below conditions are not satisfied. Unless and until all such steps have been completed, this conditional offer of employment may be withdrawn.
12.1.
Verification of your right to work in the United States, as shown by your completion of the Form I-9 upon hire and your submission of acceptable documentation verifying your identity and work authorization within three days of starting employment. If you are unable to provide such verification within three business days of the date your employment begins, this offer of employment will be withdrawn. For your convenience, a copy of the Form I-9’s List of Acceptable Documents is enclosed for your review;

12.2.
Your execution of Informa’s Mutual Arbitration Agreement and Confidentiality and Restrictive Covenant Agreement (copies of each are enclosed herein).

12.3.
Verification of the information contained in your employment application, including satisfactory results in the verification of references.

12.4.
Confirmation that you are not subject to any legal restrictions on your activities (see Paragraph 11 below).

12.5.
Accepting this offer in writing within 10 calendar days of this date.

13.
Continuing Obligations: By signing this Offer Letter, you confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will notify Informa about any such restrictions and provide Informa with as much information about them as possible, including copies of any agreements between you and your current or former employer describing any restrictions on your activities.

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You further confirm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, from your current or former employer to Informa without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with Informa. If you have any questions about the ownership of particular documents or other information, discuss those questions with your current or former employer before removing or copying any such documents or information.

14.
Entire Understanding: With the exception of the Mutual Arbitration Agreement and Restrictive Covenant Agreement that you will execute in connection with the Company and any Company policies, including those contained in the Company Employee Handbook, this Offer Letter contains the entire understanding between you and the Company concerning your employment with the Company, and you acknowledge that in accepting this employment you have not relied on any oral representations or any other representations other than those explicitly stated in this letter.
15.
Acceptance: This offer will remain open until 18th January 2024. To indicate your acceptance of the Company’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to me no later than that date. Upon receipt of your signed acceptance of this Offer Letter, we will contact you to begin your on-boarding processes, at which time we will provide you with all applicable federal and state specific new-hire notices and forms. If your primary language is not English, please let me know your primary language prior to your first day of employment so that we can ensure that we provide you with the requisite notices in your primary language.

We are delighted to be offering you this promotion and very much look forward to continuing the growth of the Omdia business with you at the helm If you have any questions, please feel free to call or e-mail me at any time.

Sincerely,

Gary Nugent

CEO Informa Tech On behalf of Informa

* * *

By signing below, I acknowledge that I have been furnished with a copy of this offer and that I understand and agree to the terms set forth above. I understand that I will be an at-will employee, and that my employment is contingent upon the requirements set forth in this Offer Letter.

Acknowledgement and Acceptance of Terms:

/s/ William Morelli William Morelli February 26, 2024

Signature Print Name Date

Enclosures:

Mutual Arbitration Agreement

Confidentiality and Restrictive Covenant Agreement

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INFORMA

MUTUAL ARBITRATION AGREEMENT

Informa USA, Inc., including its Affiliates (as defined below), successors, subsidiaries, assigns, parent, divisions, benefit plans, officers and directors, employees, and representatives who are intended third party beneficiaries of this Arbitration Agreement (“Informa” or “Company”) and Bill Morelli (“You”) knowingly and voluntarily agree to enter into this Arbitration Agreement. For purpose of this Agreement, “Affiliate” shall mean any entity controlling, controlled by, or under common control with Informa’s ultimate parent, Informa PLC. This Arbitration Agreement is governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) (“FAA”) and evidences a transaction involving interstate commerce. This Arbitration Agreement applies to any dispute arising out of or related to your employment with the Company, the termination of that employment relationship, or any other aspect of your relationship with the Company, regardless of such dispute’s date of accrual, and this Arbitration Agreement continues in effect after and survives the termination of your employment relationship. You and the Company are collectively referred to herein as the “Parties.”

A.
How This Arbitration Provision Applies

Except as otherwise stated below, this Arbitration Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law or a forum other than arbitration, and you and the Company agree that any legal dispute or controversy covered by this Arbitration Agreement, or arising out of, relating to, or concerning the validity, enforceability or breach of this Arbitration Agreement, shall be resolved by binding arbitration in accordance with the American Arbitration Association’s Employment Arbitration Rules and Mediation Procedures (“AAA Rules”) then in effect, to be held (unless the Parties agree in writing otherwise) within 45 miles of where you are or were last employed by the Company. The AAA Rules are available online, free of charge, at www.adr.org/employment, or by searching for “AAA Employment Arbitration Rules” using a service such as www.google.com or www.yahoo.com. If for any reason AAA will not administer the arbitration, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted for appointment of a neutral arbitrator. If the AAA Rules are inconsistent with the terms of this Arbitration Agreement, the terms of this Arbitration Agreement shall govern.

By entering into this Arbitration Agreement, you agree to arbitrate disputes with any entity or individual, and waive your right to have such disputes resolved by a trial by a jury or judge, arising out of or related to your employment with the Company or the termination thereof, including but not limited to, the application for employment, background checks, privacy, the employment relationship, the termination of the employment relationship, trade secrets, unfair competition, compensation policies, practices or amounts, overtime and minimum wage exemptions, calculations or payments, independent contractor, statutory employee or common law employee classifications, suitable seating, wage statements or paystubs, expense reimbursement, meal periods and rest breaks, discipline, promotion and advancement, compensable time and “off-the-clock” work, retaliation, discrimination or harassment (subject to Section B below), defamation, slander and libel, claims that may be asserted for any post-employment conduct or time periods, such as defamation or retaliation, or any other claims arising under any other federal, state, local, or foreign law that governs the Parties’ employment relationship or termination thereof that can be arbitrated under applicable law.

B.
Limitations On How This Agreement Applies

This Arbitration Agreement does not apply to claims that are by law non-arbitrable (and only to the extent the law is not preempted by the FAA) such as: (i) claims for workers compensation, state disability insurance or unemployment insurance benefits; (ii) sexual harassment and sexual assault disputes arising under federal, state or local law, unless you elect to arbitrate these claims; (iii) proceedings before the Workers’ Compensation Appeals Board, the Employment Development Department, or the National Labor Relations Board; or (iv) claims brought directly by the U.S. Department of Labor, the Department of Fair Employment and Housing, and/or the Equal Employment Opportunity Commission. If any claim or proceeding listed as an example above is no longer deemed non-arbitrable under applicable law, its inclusion in the list shall not be controlling and the claim shall be arbitrated pursuant to this Agreement. If any part of this Agreement is in conflict with any applicable law, the law shall govern, and that part of this Agreement shall be reformed and construed to the maximum extent possible in conformance with applicable law.

Nothing contained in this Arbitration Agreement shall be construed to prevent or excuse you (individually or in concert with others) or the Company from utilizing the Company's existing internal procedures for resolution of complaints, and this Arbitration Agreement is not intended to be a substitute for the utilization of such procedures. Either you or the Company may apply to a court of competent jurisdiction for provisional relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief.

Regardless of any other terms of this Arbitration Agreement, a claim may be brought before and remedies awarded by an administrative agency if applicable law permits the agency to prosecute or adjudicate the claim notwithstanding the existence of an agreement to arbitrate that is governed by the Federal Arbitration Act. Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission, the U.S. Department of Labor, or the National Labor Relations Board. Nothing in this Arbitration Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party's obligation to exhaust administrative remedies before making a claim in arbitration.

This Arbitration Agreement also does not apply to disputes between the Parties that may not be subject to predispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203), or as provided by an Act of Congress.

C.
How Arbitration Proceedings Are Conducted

In arbitration, the Parties will have the right to conduct adequate civil discovery, bring dispositive motions, and present witnesses and evidence as needed to present their cases and defenses, and any disputes in this regard shall be resolved by the arbitrator. The arbitrator shall have the power to subpoena relevant documents pursuant to a timely request by a Party prior to the arbitration hearing as well as subpoena relevant documents for production at the arbitration hearing. The statutes of limitations applicable to each claim or cause of action shall apply, and written notice of arbitration shall be initiated within the statute of limitations and other time limitations applicable to each claim or cause of action asserted. The Federal Rules of Evidence shall apply, except as modified by the arbitrator.

You and the Company agree to resolve any dispute in arbitration on an individual basis only, and not on a class or collective action basis (“Class Action Waiver”). The arbitrator shall have no authority to consider or resolve any claim or issue any relief on any basis other than an individual basis, and shall not do so on a class or collective action basis. Notwithstanding any other provision of this Arbitration Agreement or the AAA Rules, disputes regarding the enforceability, revocability, or validity of this Class Action Waiver may be resolved only by a civil court of competent jurisdiction and not by an arbitrator. In any case in which: (1) the dispute is filed as a class or collective action; and (2) there is a final judicial determination that all or part of the Class Action Waiver is unenforceable, the class and/or collective action to that extent must be litigated in a civil court of competent jurisdiction, but the portion of the Class Action Waiver that is enforceable shall be enforced in arbitration.

You will not be retaliated against, disciplined or threatened with discipline as a result of your exercising your rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class or collective action in any forum. However, the Company may lawfully seek enforcement of this Arbitration Agreement and the Class Action Waiver under the Federal Arbitration Act, including seeking the dismissal of class or collective actions or claims.

The Class Action Waiver shall be severable in any case in which the dispute is filed as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.

Except as otherwise provided in Paragraph B, and to the extent permitted by law you and the Company agree not to bring a representative action on behalf of others in arbitration.

D.
Paying For The Arbitration

You and the Company shall follow the AAA Rules applicable to initial filing fees, but in no event will you be responsible for any portion of those fees in excess of the filing or initial appearance fees applicable to court actions in the jurisdiction where the arbitration will be conducted. The Company otherwise shall pay all costs and expenses unique to arbitration, including without limitation the arbitrator’s and/or arbitration fees.

Each party will pay the fees for his, her, or its own attorneys, subject to any remedies to which that party may later be entitled under applicable law (e.g., a party prevails on a claim that provides for the award of reasonable attorneys’ fees to the prevailing party).

E.
The Arbitrator’s Decision and Award

The arbitrator must follow applicable law and may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in his or her individual capacity in a court of law for the claims presented to and decided by the arbitrator, and no remedies that otherwise would be available to an individual in a court of law will be forfeited by virtue of this Arbitration Agreement. The arbitrator’s decision shall be final and binding upon the Parties, must be in writing, and must contain the arbitrator’s reasoning. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

F.
Mandatory Condition of Employment

Arbitration is a mandatory condition of your employment at the Company. In addition to your signature below, commencing and continuing your employment also constitutes mutual acceptance of the terms of this Arbitration Agreement by you and the Company. You have the right to consult with counsel of your choice concerning this Arbitration Agreement.

G.
Enforcement of this Arbitration Agreement; Other Terms

Any party (including Company affiliates) to this Arbitration Agreement may bring an action in a court of competent jurisdiction to compel arbitration under this Arbitration Agreement, and to confirm, vacate, or enforce an arbitration award, with each party bearing its own attorneys’ fees, costs and expenses in such court proceedings, subject to any remedies to which that party may later be entitled under applicable law. This Arbitration Agreement replaces all prior agreements (if any) regarding the arbitration of disputes and is the full and complete agreement relating to the formal resolution of disputes covered by this Arbitration Agreement. Except as stated in Paragraph C above, in the event any portion of this Arbitration Agreement is deemed unenforceable, the remainder of this Arbitration Agreement will be enforceable.

This Agreement is effective as of the date below. Scanned signatures and electronic signatures (such as DocuSign) shall be valid and enforceable and shall have the same legal effect as a handwritten signature.

I AGREE.

Effective Date: February 1, 2024 Employee Name: Bill Morelli

Employee Signature: /s/ William Morelli

On behalf of Informa USA, Inc.

/s/ Brian Vasandani

Brian Vasandani

VP & Assistant General Counsel

CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT

This Confidentiality and Restrictive Covenant Agreement (“Agreement”) is made effective as of February 1, 2024 (the “Effective Date”), by and between Informa Tech, LLC (the “Company” or “Informa”), and Bill Morelli (“you”).

WHEREAS, you desire to be employed by or to continue to be employed by Informa;

WHEREAS, you acknowledge that the business in which Informa and/or its Affiliates (as defined below) are engaged is extremely competitive and that Informa and/or its Affiliates have spent and will continue to spend substantial time and money developing and maintaining its relationships with its existing and potential clients, clients, referral sources and vendors; you further acknowledge that Informa and/or its Affiliates have spent substantial time and money developing its strategies, technologies, products and services and that these constitute valuable assets for Informa and/or its Affiliates that form a basis for their competitive advantages in the marketplace; you acknowledge that any erosion of those advantages is likely to have adverse consequences to Informa’s and/or its Affiliates’ business; as an employee of Informa, you have had and will have access to Informa’s and/or its Affiliates’ confidential business information, and rely on such information while discharging your duties from the inception of your employment with Informa and/or its Affiliates; you hereby reaffirm, ratify, and agree to be bound by all of the terms and restrictive covenants agreed to during your employment with the Informa and/or its Affiliates.

NOW THEREFORE, as a material condition of, and in consideration for, your hiring and/or continued employment by Informa and your receipt of any compensation and benefits of any kind now or hereafter paid to you by Informa, you hereby agree with Informa as follows:

1.
Confidentiality

For purposes of this Agreement, “Confidential Information” means all information heretofore or hereafter developed or used by Informa and/or its Affiliates, whether or not reduced to written, electronic, magnetic or other tangible form, acquired in any way by you during the course of your employment with Informa and/or any of its Affiliates and which is proprietary to Informa and/or any of its Affiliates or which relates to any third party for which Informa and/or any Affiliate is under an obligation to keep such information confidential, concerning the research, product development, products, operations, marketing and business plans, activities, employees, consultants, licensors, licensees, customers, or business affairs of Informa, its Affiliates, or Informa and/or its Affiliates’ licensees, distributors, business partners or customers, including, without limitation the following: (a) all information concerning trade secrets of Informa and/or its Affiliates, including computer programs, system documentation, special hardware, product hardware, related software development, computer systems, source code, object code, manuals, formulae, processes, methods, machines, compositions, ideas, improvements or inventions; (b) all sales and financial information concerning Informa and/or its Affiliates; (c) all customers, customer lists or requirements; (d) all group strategy, research activities, data, technology, methodologies, techniques, distribution plans, contractual arrangements, profits, sales, price lists, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future developments and other technical and business information relating to the business of Informa and/or its Affiliates, employees, officers, business partners or customers and all trademarks, domain names, copyrights and patents and applications thereof, all inventions, processes, studies, reports, research records, market surveys and know-how and technical papers; (e) all information in any way concerning the business or affairs of Informa or its Affiliates, suppliers, business partners or customers which was furnished to you by Informa or its Affiliates, suppliers, business partners or customers or otherwise discovered by you during your employment with Informa; and (f) any document marked “confidential” or any information which you have been advised is confidential or which might reasonably be expected to be regarded as confidential or any information which has been given to Informa or any of its Affiliates in confidence by customers, suppliers or other persons. For purposes of this Agreement, “Affiliate” shall mean any entity controlling, controlled by or under common control of Informa’s ultimate parent, Informa USA, Inc. All references in this Agreement to “Informa” include any Affiliate of “Informa.”

You acknowledge that it is the policy of Informa to maintain as secret and confidential all Confidential Information. The parties hereto recognize that, by reason of your employment by Informa, you have acquired or will acquire access to Confidential Information. You recognize that all such Confidential Information is and shall remain the sole property of Informa as its sole owner, free of any rights of yours and acknowledge that Informa has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, you agree to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in your possession and you agree that at all times from and after the date hereof, you will not, directly or indirectly, without the prior written consent of Informa, disclose to any person, firm, Informa or other entity any Confidential Information, except to the extent that (a) any such Confidential Information becomes generally available to the public, other than as a result of a breach by you of this section, or (b) any such Confidential Information becomes available to you on a non-confidential basis from a source other than Informa or any of its employees or advisors; provided, that such source is not known by you to be bound by a confidentiality agreement with, or other obligation of secrecy to, Informa or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if you are required by law or legal process to disclose any Confidential Information; provided, that in such case, the you shall (a) give Informa the earliest notice possible that such disclosure is or may be required, and (b) cooperate with Informa, at Informa’s expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed.

Upon termination of your employment with Informa, you covenant and agree to promptly return to Informa all items constituting or containing Confidential Information (including all copies) including, without limitation, all reports, data, documents, studies, notes, specifications, or information.

You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally, or civilly, liable under any Federal or State Trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, you understand you may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, you understand an employee who files a lawsuit alleging retaliation by Informa for reporting a suspected violation of the law may disclose the trade secret to the attorney of the employee and use the trade secret in the court proceeding, if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

2. Ownership of Confidential Information

You agree that Informa is the sole owner of the Confidential Information and you shall not dispute, contest or deny any such ownership rights of Informa, either during or after your employment with Informa.

Informa shall own all right, title and interest in your work product, including but not limited to, customers, potential customers, leads, sources, deliverables, documentation, reports, inventions, designs, discoveries, works of authorship, creations, ideas, developments, models, improvements, systems, methods of doing business, programs and software, whether or not patented, patentable, copyrighted or copyrightable originated, developed or prepared by you (either alone or with other employees or consultants of Informa) related to Informa’s business, including but not limited to, Informa’s business as currently conducted or proposed to be conducted or that are originated, developed or prepared by you in connection with or during your efforts on behalf of or in connection with Informa’s business activities or plans (collectively, “Informa Work Product”). You represent that all Informa Work Product shall be created by you and shall not, to your knowledge, infringe any other Person’s (as defined below) patent, copyright, trademark or other rights. All Informa Work Product shall become part of the Confidential Information and be owned solely by Informa. You further represent that you will not destroy, erase or damage any Informa Work Product or other records or documents of Informa unless you are instructed to do so in writing by Informa. For the purposes of this Agreement, “Person” means a natural person, general or limited partnership, limited liability Informa, trust, estate, association, corporation or any other individual or entity in its own or any representative capacity.

Any copyrightable Informa Work Product shall be considered “work made for hire” under U.S. Copyright Act, 17 U.S.C. 101. To the extent that any such Informa Work Product is not a work made for hire for any reason or otherwise determined for any reason not to be Informa’s property, you (i) waive any “moral rights” in such Informa Work Product and (ii) hereby assign to Informa all such Informa Work Product. You shall assign to Informa at any time during and after your employment with Informa, promptly at Informa’s request and without additional compensation, all of your right, title and interest in and to any and all Informa Work Product in or to which you may have acquired or may acquire rights in whole or in part as a result of your employment by Informa.

You shall, at any time during or after employment with Informa, promptly upon the request of Informa, complete and execute all documents and provide any other assistance and do such acts as reasonably necessary to perfect Informa’s rights in Informa Work Product throughout the world, including but not limited to, to enable Informa to obtain, maintain and enforce assignments, patents, copyrights and legal protection in Informa Work Product. Furthermore, if for any reason Informa is unable to obtain your execution of any such papers and documents, you hereby convey to Informa a limited power of attorney for the purpose of executing any such papers and documents.

You shall notify Informa of all patents and copyrights applied for by you within one (1) year from the date of termination of your employment with Informa, and shall provide Informa with a description of such patents and copyrights sufficient to enable Informa to determine whether the works over which they are claimed relate to, or are derived from, Informa Work Product or any other Confidential Information.

You agree that you will not incorporate, or permit to be incorporated, Prior Inventions (defined below) in any Company Work Product without Company’s prior written consent. In addition, you agree that you will not incorporate into any Company software or otherwise deliver to the Company any software code licensed under the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by the Company. You have disclosed on Exhibit A, a complete list of all inventions that you have, or you have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of your employment by the Company, in which you have an ownership interest or which you have a license to use, and that you wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, you warrant that there are no Prior Inventions. If, in the course of you employment with the Company, you incorporate a Prior Invention into a Company process, machine or other work, you hereby grant the Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

3.
Non-Competition

You agree that, at all times during your employment with Informa and for a period of 12 months after termination of such employment for any reason, you will not, without the prior written consent of Informa, directly or indirectly and whether alone or in conjunction with or on behalf of any other person or entity and whether as a principal, shareholder, director, officer, employee, agent, manager, consultant, contractor, partner or otherwise:

3.1.
within the Restricted Territory, be employed or engaged by, be concerned or interested in, or provide technical, commercial or professional advice or services to, any other business which supplies or provides (or intends to supply or provide) any Relevant Products or Services in competition with any Relevant Informa Body; provided that this restriction does not apply to prevent you from: (i) undertaking duties or activities which are materially different from those undertaken by you in the course of your employment by Informa during the Relevant Period; or (ii) owning up to two percent (2%) of the outstanding equity of any entity so long as you have no active participation in connection with the business of such entity;
3.2.
within the Restricted Territory, do or attempt to do anything which causes, or may cause, any person, entity or business which at any time during the Relevant Period has supplied Relevant Products or Services (or components thereof, inputs therein or services related thereto) to any Relevant Informa Body to cease, alter or reduce such supply to any Relevant Informa Body or alter its terms of business with and to the detriment of any Relevant Informa Body; or

3.3.
within the Restricted Territory, be employed or engaged by, or provide technical, commercial or professional advice or services to, any person, entity or business which is, or was at any time during the Relevant Period, a Relevant Customer of any Relevant Informa Body, in any capacity in which you would (i) be responsible for, or materially involved in, evaluating, selecting, purchasing, procuring or managing Relevant Products or Services, or products or services competitive with Relevant Products or Services; or (ii) develop, market, sell, license or otherwise provide products or services that compete with Relevant Products or Services; and/or do or attempt to do anything which causes or may cause such person, entity or business to cease, alter or reduce its dealings with any Relevant Informa Body, or alter its terms of business with and to the detriment of any Relevant Informa Body.

4.
Non-Solicitation

You agree that, at all times during your employment with Informa and for a period of 12 months after termination of such employment for any reason, you will not, without the prior written consent of Informa, directly or indirectly and whether alone or in conjunction with or on behalf of any other person or entity and whether as a principal, shareholder, director, officer, employee, agent, manager, consultant, contractor, partner or otherwise:

4.1.
within the Restricted Territory, solicit or approach, or cause to be solicited or approached, any Relevant Customer with respect to the actual or potential sale, license, lease, supply, distribution, or other provision of Relevant Products or Services, or otherwise deal or contract with any Relevant Customer in relation to any Relevant Products or Services, or attempt to do any of the foregoing; or

4.2.
within the Restricted Territory, solicit, induce or entice away from any Relevant Informa Body or, in connection with any business in, or intending or proposing to be in, competition with any Relevant Informa Body, employ, engage or appoint, or in any way cause to be employed, engaged or appointed, a Critical Person, whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of any Relevant Informa Body.

5.
Definitions

The following capitalized terms shall have the following definitions, respectively:

“Critical Person” means any current or former employee, officer, director, agent, consultant or independent contractor employed, appointed or engaged by, or providing services to, any Relevant Informa Body at any time during the Relevant Period (as defined below), in each case, (i) with whom you had more than incidental contact in the course of your employment, appointment, engagement, or providing of services during the Relevant Period and/or (ii) who by reason of such employment, appointment, engagement , or providing of services and in particular his or her seniority, expertise, or knowledge of confidential information of or concerning a Relevant Informa Body, or knowledge of or influence over the clients, customers, suppliers, or business partners of a Relevant Informa Body, is to be regarded as a material asset of a Relevant Informa Body.

“Relevant Customer” means any person, entity, firm, company, or other organization who or which at any time during the Relevant Period is or was (i) negotiating with any Relevant Informa Body with respect to Relevant Products or Services; or (ii) a client or customer of any Relevant Informa Body with respect to Relevant Products or Services; or (iii) in the habit of dealing with any Relevant Informa Body with respect to Relevant Products or Services, and in each case with whom or which you were more than incidentally concerned or connected or of whom or which you had personal knowledge during the Relevant Period in the course of your employment.

“Relevant Informa Body” means Informa or any Affiliate of Informa for which you have performed services or for which you have had operational or management responsibility at any time during the Relevant Period, and each of its successors and assigns (whether by contract, operation of law, or otherwise).

“Relevant Period” means the period of 12 months immediately preceding the date of termination of your employment with Informa for any reason.

“Relevant Products or Services” means products or services (i) which are of the same kind as, or of a similar kind to, or competitive with, any products or services sold, licensed, leased, supplied, distributed, or otherwise provided to any third party by any Relevant Informa Body within the Relevant Period and (ii) with which you were more than incidentally involved in the course of your employment during the Relevant Period or of which you had personal knowledge during the Relevant Period.

“Restricted Territory” means any geographic area or territory where you conducted business for or on behalf of any Relevant Informa Body, or where parties were located with whom or which you interacted with respect to Relevant Products or Services, in each case at any time during the Relevant Period.

6.
Non-Disparagement

At all times that you are an employee of Informa and thereafter, you agree that you will not make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Informa and its Affiliates, or any of their employees, officers, directors, or stakeholders, now or in the future. This Section does not in any way restrict or impede you from exercising protected rights, including rights under the National Labor Relations Act (NLRA) or the Speak Out Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by law, regulation or order. Nothing in this Confidentiality Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

7.
Interference with Suppliers

You hereby agree that you shall not, (a) during your employment and for a period of 12 months following the termination of your employment, regardless of the reason therefore, or (b) in relation to any contract or arrangement which Informa and/or any of its Affiliates has with any Supplier (as defined below) for the exclusive supply of goods or services to Informa and/or to any Affiliate, for the duration of such contract or arrangement, whether on your own behalf, or in conjunction with or on behalf of any person, Informa, business entity or other organization (whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly: (a) interfere with the supply of goods or services to Informa and/or any Affiliate from any supplier; or (b) induce any supplier of goods or services to Informa and/or any Affiliate to cease or decline to supply such goods or services in the future. For purposes of this Agreement, “Supplier” means any person, company, business entity or other organization whatsoever who (a) has supplied goods or services to Informa or any Affiliate during any part of the twelve (12) months immediately preceding the termination of your employment and you had contact with or responsibility over; or (b) has agreed prior to the termination of your employment to supply goods or services to Informa or any Affiliate to commence at any time in the twelve (12) months following the termination of your employment and you had contact with or responsibility over; or (c) as of the termination of your employment, supplies goods or services to Informa or any Affiliate under an exclusive contract or arrangement between the Supplier and Informa or any Affiliate and you had contact with or responsibility over.

8.
Duty to Disclose

Following the termination of your employment with Informa for any reason, you agree that you will notify any other employers of your obligations under this Agreement before you begin working for them and Informa may also notify those other employers of your obligations under this Agreement. However, if you believe in good faith that the restrictions in this Agreement will prevent you from obtaining a new job, you may notify Informa in writing, providing reasonable details about the proposed responsibilities of the new job (without disclosing another person’s confidential information). You will discuss with Informa whether appropriate accommodations can be made to protect Informa’s interests while allowing you to take the new job. Informa shall be under no obligation to modify the restrictions in this Agreement, but may do so in its sole and absolute discretion.

9.
Post-Employment Legal Obligations

Your post-employment obligations under this Agreement shall survive any termination of your employment by Informa.

10.
Freelancing & Moonlighting Restrictions

Throughout the term of your employment with Informa, except with the express prior written approval from your managing supervisor, which written approval shall reference the specific activity or activities in question and this Section, you agree not to engage in any “freelancing,” “moonlighting,” or other services-providing activity that (i) makes any use of any other employee or contractor of Informa (provided that this clause shall not apply in the event that you and such activity or activities comply with each of the following clauses (ii) through (vii) in this Section), or (ii) makes any use of any Informa time, facilities, resources (other than human resources, which are governed by the preceding clause (i)) or supplies, or (iii) materially encroaches on the time or attention which should be devoted to your professional duties and responsibilities to and for Informa, or (iv) adversely affects the quality of your work performed for or on behalf of Informa, or (v) directly or indirectly benefits a business competitor, or (vi) implies sponsorship or support by Informa of any business competitor or any person, entity, or organization which may benefit from, be related to, or be associated with such activity, or (vii) adversely affects Informa’s image or reputation.

11.
Rights Conferred

Nothing contained in this Agreement shall be construed to alter the at-will nature of the relationship between you and Informa, or as a contract for continuing employment or to confer on you any right of continued employment for any particular period of time.

12.
Acknowledgment

You acknowledge (i) that the restrictions and limitations set forth in this Agreement are legitimate and fair in light of, among other things, your actual or potential access to Confidential Information and (ii) that this Agreement is a condition of your continued employment and compensation by Informa, and that you have had a full and adequate opportunity to read, understand and discuss with your advisors, including legal counsel, the terms and conditions contained in this Agreement prior to signing hereunder.

13.
Miscellaneous

Any provision, or any part of any provision, of this Agreement found by a court with personal and subject matter jurisdiction to be unreasonably broad or otherwise unenforceable in any respect shall be modified to most closely express the parties’ intent and enforced as modified. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction.

The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, without giving effect to any principles of conflicts of law, and that any action filed relating to the temporary injunctive relief referenced above must be filed before a court in New York, New York.

You acknowledge and agree that Informa’s remedies at law for a breach or threatened breach of any of the provisions of the Agreement would be inadequate and, in recognition of this fact, you agree that in the event of such a breach or threatened breach, in addition to any remedies at law, Informa, without posting any bond, shall be entitled to seek to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

This Agreement is personal to each of the parties hereto, and may not be assigned, except that Informa may assign this Agreement to any of its affiliates or to any successor to all or substantially all of the business and/or assets of Informa. This Agreement sets forth the entire agreement between the parties with respect to the subject matters set forth in this Agreement and supersedes all other oral or written agreements or understandings between the parties regarding the subject matters in this Agreement. This Agreement may not be amended or modified in any way except in writing signed by both parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Informa Tech, LLC

By: /s/ Gary Nugent By: /s/ William Morelli

Name: Gary Nugent Bill Morelli

Title: Manager

EXHIBIT A

1.
Prior Inventions Disclosure. The following is a complete list of all Prior Inventions:

☒ None

☐
See immediately below:

2.
Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention of Improvement	Party(ies)	Relationship

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.